EXHIBIT 4.2

Notice of Annual Meeting of the Shareholders

and

Management Proxy Circular

of

IVANHOE ENERGY INC.

DATED: May 14, 2003

IVANHOE ENERGY INC.
Suite 654 – 999 Canada Place
Vancouver, British Columbia V6C 3E1
MANAGEMENT PROXY CIRCULAR

This Management Proxy Circular is furnished in connection with the solicitation of proxies by the management of IVANHOE ENERGY INC. (the “Company”) for use at the annual meeting (the “Meeting”) of its shareholders to be held on June 19, 2003, at the time and place and for the purposes set forth in the accompanying Notice of Meeting. Unless otherwise stated, this Management Proxy Circular contains information as at May 14, 2003.

SOLICITATION OF PROXIES

The solicitation of proxies by management will be primarily by mail, but proxies may be solicited by directors, officers and regular employees of the Company personally, by telephone, or by means of electronic communication.

All costs of this solicitation will be borne by the Company.

APPOINTMENT OF PROXYHOLDERS

A shareholder entitled to vote at the Meeting may, by means of proxy, appoint a proxyholder or one or more alternate proxyholders, who need not be shareholders, to attend and act at the Meeting for the shareholder and on the shareholder’s behalf.

The individuals named in the accompanying form of proxy are directors and/or officers of the Company. A shareholder may appoint, as proxyholder or alternate proxyholder, a person or persons other than any of the persons designated in the accompanying form of proxy, and may do so either by inserting the name or names of such persons in the blank space provided in the accompanying form of proxy or by completing another suitable form of proxy.

An appointment of a proxyholder or alternate proxyholders will not be valid unless a form of proxy making the appointment, signed by the shareholder or by an attorney of the shareholder authorized in writing, (a “Proxy”) is deposited with CIBC Mellon Trust Company, by facsimile (604) 688-4301 or (416) 363 9524, by mail to P.O. Box 1900, Vancouver, B.C. V6E 3X1, or by hand, to Suite 1600, Oceanic Plaza, 1066 Hastings Street, Vancouver, British Columbia, V6E 3K9 or by hand or mail to 200 Queen’s Quay East, Unit 6, Toronto, Ontario, M5A 4K9 not less than 48 hours (excluding Saturdays, Sundays and statutory holidays) before the Meeting or any adjournment thereof at which the Proxy is to be used.

REVOCATION OF PROXIES

A shareholder who has given a Proxy may revoke it

(a)	by depositing an instrument in writing executed by the shareholder or by the shareholder’s attorney authorized in writing

(i)	with CIBC Mellon Trust Company, not less than 48 hours (excluding Saturdays, Sundays and statutory holidays) before the Meeting or an adjournment thereof, at which the Proxy is to be used,

(ii)	at the registered office of the Company at any time up to and including the last business day preceding the day of the Meeting, or an adjournment thereof, at which the Proxy is to be used,

(iii)	with the chairman of the Meeting on the day of the Meeting or an adjournment thereof, or

(b)	in any other manner provided by law.

A revocation of a Proxy will not affect a matter on which a vote is taken before the revocation.

EXERCISE OF DISCRETION

On a poll, the nominees named in the accompanying form of Proxy will vote or withhold from voting the shares represented thereby in accordance with the instructions of the shareholder. The Proxy will confer discretionary authority on the nominees named therein with respect to

(a)	each matter or group of matters identified therein for which a choice is not specified, other than the appointment of an auditor and the election of directors,

(b)	any amendment to or variation of any matter identified therein, and

(c)	any other matter that properly comes before the Meeting.

In respect of a matter for which a choice is not specified in the Proxy, the nominees named in the accompanying form of Proxy will vote shares represented by the Proxy at their own discretion for the approval of such matter.

As of the date of this Management Proxy Circular, management of the Company knows of no amendment, variation or other matter that may come before the Meeting, but if any amendment, variation or other matter properly comes before the meeting, each nominee named in the accompanying form of Proxy intends to vote thereon in accordance with the nominee’s best judgment.

ADVICE TO BENEFICIAL HOLDERS OF COMMON SHARES

The information set forth in this section is of significant importance to many holders of common shares as a substantial number of holders of common shares do not hold their common shares in their own name.

Holders of common shares who do not hold their common shares in their own name (referred to in this Management Proxy Circular as “Beneficial Holders”) should note that only Proxies deposited by holders of common shares whose names appear on the records of the Company as the registered holders of common shares can be recognized and acted upon at the Meeting. If a shareholder’s common shares are listed in an account statement provided to the shareholder by a broker, then in almost all cases those shares will not be registered in the name of the shareholder on the records of the Company. Such common shares will more likely be registered under the name of the shareholder’s broker or an agent of that broker.

In Canada, most equity securities are registered under the name of CDS & Co. (the registration name for The Canadian Depositary for Securities, which acts as nominee for many Canadian brokerage firms). Under applicable corporate and securities laws, common shares held by brokers or their agents or nominees can only be voted (for or against resolutions) based on the instructions of the Beneficial Holder of those common shares. Without specific instructions, brokers and their agents and nominees are prohibited from voting those common shares. Therefore, a Beneficial Holder of common shares should contact his or her broker to ensure that instructions respecting the voting of those common shares of which he or she is the Beneficial Holder are communicated to the appropriate person.

Applicable regulatory rules and policies require brokers and other shareholder intermediaries to seek voting instructions from Beneficial Holders of common shares in order to ensure that their common shares are voted at the Meeting. The purpose of the form of proxy supplied to a Beneficial Holder of common shares by his or her broker (or agent of the broker) is limited to instructing the registered holder (the broker or agent of the broker) how to vote those common shares on behalf of the Beneficial Holder.

Most brokers now delegate the responsibility for obtaining instructions from their clients to shareholder communications companies such as Independent Investor Communications Corporation (“IICC”). IICC typically mails a special proxy form to Beneficial Holders of common shares with a request to complete and return such proxy forms to IICC. IICC then tabulates the results of all voting instructions it receives in respect of common shares held by Beneficial Holders and provides appropriate instructions to the Company respecting the voting of those common shares at the Meeting. A Beneficial Holder of common shares receiving a special proxy form from IICC cannot use that proxy form to personally attend and vote his or her common shares directly at the Meeting. The special proxy form must be returned to IICC well in advance of the Meeting in order to have the common shares voted at the Meeting in accordance with the Beneficial Holder’s instructions.

Insofar as the names of Beneficial Holders do not appear on the Company’s shareholder records and their shares are registered in the name of a broker or other intermediary, a Beneficial Holder of common shares is not entitled to attend at the Meeting for the purposes of voting any common shares not registered in his or her name. However, a Beneficial Holder of common shares registered in the name of a broker or other intermediary may attend at the Meeting as the proxy holder for the registered holder of those common shares and vote those common shares in that capacity. A Beneficial Holder of common shares who wishes to attend at the Meeting and vote his or her common shares as the proxy holder for the registered holder of those common shares should enter his or her own name in the blank space on the form of proxy he or she receives and return the same to his or her broker (or other intermediary) in accordance with the instructions provided by such broker (or other intermediary) well in advance of the Meeting.

VOTES NECESSARY TO PASS RESOLUTIONS

The Company’s Bylaw No. 1 provides that the quorum for the transaction of business at the Meeting is at least one individual present at the commencement of the Meeting holding, or representing by proxy the holder or holders of, common shares carrying, in the aggregate, not less than thirty-three and one-third per cent (33 1/3%) of the votes eligible to be cast at the Meeting.

Under the Yukon Business Corporations Act (the “YBCA”) a majority of the votes cast by shareholders at the Meeting is required to pass an ordinary resolution and a majority of two-thirds (2/3) of the votes cast at the Meeting is required to pass all special resolutions.

At the Meeting, shareholders will be asked to consider and, if deemed warranted, to pass an ordinary resolution (the “Equity Incentive Plan Resolution”), the full text of which is set out below under “Particulars of Matters to be Acted Upon - Equity Incentive Plan Resolution”, approving proposed amendments to the Company’s Employees’ and Directors’ Equity Incentive Plan (the “Equity Incentive Plan”). Pursuant to these proposed amendments, the total number of common shares reserved for issuance under the Equity Incentive Plan would be increased to 20,000,000 common shares and the number of those common shares allocated for future issuance pursuant to awards under the Share Bonus Plan would be increased to a maximum of 2,000,000 common shares.

The Equity Incentive Plan Resolution is an ordinary resolution and as such, requires approval by a majority of the votes cast by shareholders at the Meeting. Pursuant to the applicable stock exchange rules and policies, the Equity Incentive Plan Resolution must also receive “disinterested shareholder approval”. See “Particulars of Matters to be Acted Upon -Proposed Amendments to Equity Incentive Plan - Disinterested Shareholder Approval” below.

Shareholders will also be asked to elect directors and appoint an auditor for the ensuing year. If there are more nominees for election as directors or appointment as the Company’s auditor than there are vacancies to fill, those nominees receiving the greatest number of votes will be elected or appointed, as the case may be, until all such vacancies have been filled. If the number of nominees for election or appointment is equal to the number of vacancies to be filled, all such nominees will be declared elected or appointed by acclamation.

VOTING SHARES

The Company has an authorized capital consisting of an unlimited number of common shares without par value and an unlimited number of preference shares without par value.

As of May 14, 2003, the Company had outstanding 144,995,527 fully paid and non-assessable common shares without par value, each carrying the right to one vote. As of such date, there were no preference shares issued and outstanding.

A holder of record of one or more common shares on the securities register of the Company at the close of business on May 5, 2003 (the “Record Date”) who either attends the Meeting personally or deposits a proxy in the manner and subject to the provisions described above will be entitled to vote or to have such common share or shares voted at the Meeting, except to the extent that

(a)	the shareholder has transferred the ownership of any such common share after the Record Date, and

(b)	the transferee produces a properly endorsed share certificate for, or otherwise establishes ownership of, any of the transferred common shares and makes a demand to CIBC Mellon Trust Company no later than 10 days before the Meeting that the transferee’s name be included in the list of shareholders in respect thereof.

To the knowledge of the directors and officers of the Company, the only persons who beneficially own, directly or indirectly, or exercise control or direction over common shares carrying more than 10% of the voting rights attached to all outstanding shares of the Company, the approximate number of common shares so owned, controlled or directed, and the percentage of voting shares of the Company represented by such shares and the share ownership by the current directors and senior officers of the Company as a group are:

			Percentage
	Number		of Shares
Name and Address	of Shares		Outstanding

Robert M. Friedland	46,611,725		32.15%
Hong Kong

Directors and Senior Officers as a Group	54,931,170	(1)(2)	36.33%

(1)	Includes 6,096,667 unissued common shares issuable to directors and senior officers upon exercise of incentive stock options.

(2)	Includes 46,611,725 shares held directly and indirectly by Robert M. Friedland.

ELECTION OF DIRECTORS

The Articles of the Company provide that the number of directors of the Company will be a minimum of three and a maximum of nine. The term of office of each of the current directors will end at the conclusion of the Meeting. Unless a director’s office is earlier vacated in accordance with the provisions of the YBCA, each director elected will hold office until the conclusion of the next annual meeting of the Company or, if no director is then elected, until a successor is elected.

The following table sets out the names of management’s nominees for election as directors, all major offices and positions with the Company and any of its significant affiliates each now holds, each nominee’s principal occupation, business or employment, the period of time during which each has been a director of the Company and the number of shares of the Company beneficially owned by each, directly or indirectly, or over which each exercised control or direction, as at May 14, 2003.

			Shares
			Beneficially
		Period a	Owned,
	Principal Occupation,	Director	Controlled
Name and Position	Business or Employment(1)	of the Company	or Directed (1)(2)

David R. Martin Chairman and Director	Chairman, Ivanhoe Energy Inc.(August 1998 – present); President, Cathedral Mountain Corporation	Since August 1998	957,460

Robert M. Friedland Deputy Chairman and Director	Deputy Chairman, Ivanhoe Energy Inc.(June 1999-present); Chairman and President of Ivanhoe Capital Corporation (venture capital firm)	Since February 1995	46,611,725

E. Leon Daniel President and Chief Executive Officer and Director	President and Chief Executive Officer, Ivanhoe Energy Inc.	Since August 1998	576,623

John A. Carver Director	Director Exploration, Ivanhoe Energy Inc. (January 2002 – present)	Since August 1998	311,547

R. Edward Flood Director	Deputy Chairman, Ivanhoe Mines Ltd.	Since June 1999	25,029

Shun-ichi Shimizu Director	Managing Director C.U.E. Management Consulting Ltd.	Since July 1999	32,500

Howard Balloch Director	President, The Balloch Group	Since January 2002	Nil

(1)	The information as to principal occupation, business or employment of and shares beneficially owned, controlled or directed by a nominee is not within the knowledge of the management of the Company and has been furnished by the nominee.

(2)	Does not include unissued common shares issuable upon the exercise of incentive stock options. See “ Voting Shares”.

The current members of the Audit Committee of the Company are: Messrs. Flood, Balloch and Shimizu. The Company does not have an Executive Committee.

APPOINTMENT OF AUDITORS

Deloitte & Touche LLP, Chartered Accountants, will be nominated at the Meeting for re-appointment as auditors of the Company at a remuneration to be fixed by the directors. Deloitte & Touche LLP have been auditors of the Company since April 8, 1997.

PARTICULARS OF MATTERS TO BE ACTED UPON

Proposed Amendments to Equity Incentive Plan

Summary

The Company is seeking authorization from its shareholders at the Meeting to amend the Equity Incentive Plan to increase the maximum number of common shares of the Company which may be issued pursuant to the terms of the Equity Incentive Plan (the “Maximum Overall Share Allocation”) from 15,000,000 to 20,000,000 common shares and to increase, from 1,000,000 to 2,000,000 common shares, the maximum number of common shares within the Maximum Overall Share Allocation that may be issued, from time to time, as discretionary awards pursuant to the terms of the Share Bonus Plan component of the Equity Incentive Plan (the “Maximum Bonus Share Allocation”). The Toronto Stock Exchange (“TSX”) has conditionally approved these proposed amendments, subject to, among other things, receipt of “disinterested shareholder approval” (as defined below) at the Meeting.

Material Terms of Equity Incentive Plan

The Equity Incentive Plan consists of three component plans: a common share option plan (the “Share Option Plan”), a common share bonus plan (the “Share Bonus Plan”) and a common share purchase plan (the “Share Purchase Plan”). The purpose of the Equity Incentive Plan is to advance the Company’s corporate interests by encouraging equity participation in the Company by its directors, officers, employees and service providers through the acquisition of common shares. The following is a brief description of the material terms of each component of the Equity Incentive Plan.

Share Option Plan

The Share Option Plan allows the board of directors to grant options to acquire common shares to the Company’s directors, officers, employees and service providers. Options are subject to adjustment in connection with certain corporate events affecting the Company’s common shares. Participation in the Share Option Plan is limited to directors, officers, employees and service providers, who are, in the opinion of the Company’s board of directors, in a position to contribute to the Company’s future growth and success.

Subject to the specific terms and conditions of the Equity Incentive Plan, the board of directors determines the date of grant, the number of optioned common shares, the exercise price per share, the vesting period and the exercise period. The exercise price of any option granted under the Share Option Plan cannot be less than the weighted average price of the Company’s common shares on the principal stock exchange on which the Company’s common shares trade during the five trading days prior to the date of grant. Unless earlier terminated upon an optionee’s death or termination of employment or appointment, options are exercisable for a period of up to ten years. The board of directors may, in its discretion, accelerate the vesting of any unvested options.

Share Bonus Plan

The Share Bonus Plan permits the board of directors to award fully paid common shares to the Company’s directors, employees and service providers on a discretionary basis having regard to such criteria as the board of directors may determine. Under no circumstances may the number of common shares of the Company issued under the Share Bonus Plan exceed the Maximum Bonus Share Component.

Share Purchase Plan

Under the Share Purchase Plan, employees of the Company who are designated by the board of directors as eligible to participate, may contribute up to 10% of their annual basic salary to the Share Purchase Plan in semi-monthly installments. The Company then makes contributions on a quarterly basis equal to the employee’s contribution. At the end of each calendar quarter, the eligible employee receives a number of common shares equal to the aggregate amount contributed by the employee and the Company divided by the weighted average trading price of the common shares on the Company’s principal stock exchange during the previous three months. The Share Purchase Plan component of the Equity Incentive Plan is not presently in effect but can be activated by the board of directors at any time.

Maximum Share Allocations

The Maximum Overall Share Allocation under the Equity Incentive Plan is currently 15,000,000 common shares, which is equal to approximately 10% of the Company’s issued and outstanding common shares. The Maximum Overall Share Allocation is the maximum number of common shares that may be issued under all components of the Equity Incentive Plan. The Maximum Bonus Share Allocation is currently 1,000,000 common shares. The Maximum Bonus Share Allocation forms part of, and is not in addition to, the Maximum Overall Share Allocation. The Maximum Bonus Share Allocation is the maximum number of common shares that may be issued under the Share Bonus Plan component of the Equity Incentive Plan.

Amendment Procedure

The Company’s board of directors has the right to amend, modify or terminate the Equity Incentive Plan at any time. However, any amendment to the Equity Incentive Plan which would materially increase the benefits to participants in the Equity Incentive Plan, materially modify the requirements as to eligibility for participation in the Equity Incentive Plan or increase the Maximum Overall Share Allocation or the Maximum Bonus Share Allocation is subject to TSX approval and approval by the Company’s shareholders. Certain amendments, including the amendments for which shareholder approval is sought at the Meeting, require “disinterested shareholder approval” under the applicable rules and policies of TSX. See “Disinterested Shareholder Approval” below.

Status of Equity Incentive Plan

As of the date of this Management Proxy Circular, the common shares currently comprising the Maximum Overall Share Allocation under the Equity Incentive Plan have been issued, reserved for issuance or remain unallocated as follows:

Common shares issued upon exercise of incentive stock options	3,322,166
Unissued common shares reserved for unexercised incentive stock options	9,831,628
Common shares issued as bonus awards	700,130
Unissued common shares remaining in Maximum Bonus Share Allocation	299,870
Unallocated common shares	846,206

TOTAL:	15,000,000

The board of directors has the discretion to re-allocate any unissued common shares in the Maximum Bonus Share Allocation to the Share Option Plan or the Share Purchase Plan but not vice versa. Accordingly, unallocated common shares comprising the Maximum Overall Share Allocation which do not form part of the Maximum Bonus Share Allocation are not available for issuance under the Share Bonus Plan.

Reasons for Proposed Amendments

The Equity Incentive Plan is a critical tool for the board of directors in designing employee compensation mechanisms consistent with the Company’s compensation philosophy. See “Executive Compensation - Report on Executive Compensation” below. The Equity Incentive Plan provides an effective means of stimulating employee performance in furtherance of overall corporate objectives and rewarding individual performance that contributes to the achievement of those objectives. Incentive stock options, which vest and become exercisable through the passage of time, derive their value from shareholder returns, measured by increases in the market price of the Company’s common shares. Accordingly, options are a simple and straightforward way of aligning the interests of the Company’s employees with the interests of the Company’s shareholders.

Under certain circumstances, the achievement of critical corporate goals and objectives is not necessarily reflected by an increase in the market price of the Company’s common shares despite the importance of the achievement to the furtherance of the Company’s interests. In these circumstances, incentive stock options may not be as effective in stimulating the performance necessary to achieve a particular goal or objective and may not adequately recognize the individual efforts made in its achievement. The flexibility of the Share Bonus Plan allows the board of directors to tailor the Company’s equity compensation programs for its senior and intermediate management as necessary to address specific corporate objectives and circumstances as they arise. Such goals and objectives may include obtaining the rights to new development projects, successfully re-negotiating existing contractual obligations and commitments on a basis favourable to the Company, meeting or exceeding exploration, development or production milestones or achieving cost-cutting targets and budgetary objectives.

In order to maintain the flexibility of the Equity Incentive Plan so that it remains useful to the Company in the formulation, pursuit and achievement of the Company’s corporate goals and objectives, it is necessary to replenish the Maximum Overall Share Allocation and the Maximum Bonus Share Allocation by amending the Equity Incentive Plan. Accordingly, the Company is

seeking disinterested shareholder approval at the Meeting to amend the Equity Incentive Plan by increasing the Maximum Overall Share Allocation to 20,000,000 common shares and the Maximum Bonus Share Allocation within the Maximum Overall Share Allocation to 2,000,000 common shares. If implemented, the increased Maximum Overall Share Allocation will be equal to approximately 14% of the Company’s issued and outstanding common shares.

Disinterested Shareholder Approval

The Company’s common shares are listed on TSX and quoted on the Nasdaq Small Cap Market (“Nasdaq”). TSX rules and policies provide that certain share compensation arrangements in which insiders of the listed company (“Insider Participants”) are eligible to participate must receive “disinterested shareholder approval”. If a listed company’s proposed share compensation arrangement, together with all of the listed company’s other previously established or proposed share compensation arrangements, could result, at any time, in:

(a)	the number of common shares reserved for issuance pursuant to stock options granted to Insider Participants exceeding 10% of the listed company’s outstanding common shares;

(b)	the issuance to Insider Participants, within a one-year period, of a number of common shares exceeding 10% of the listed company’s outstanding common shares; or

(c)	the issuance to any one Insider Participant and such Insider Participant ‘s associates, within a one-year period, of a number of common shares exceeding 5% of the listed company’s outstanding common shares, the share compensation arrangement must receive “disinterested shareholder approval” before the share compensation arrangement can be implemented. “Disinterested shareholder approval” means approval by a majority of the votes cast at a shareholders’ meeting, other than votes attaching to common shares beneficially owned by Insider Participants and associates of Insider Participants. The total number of shares beneficially owned by Insider Participants and associates of Insider Participants that will be excluded from the vote total 48,834,503 common shares.

Nasdaq has proposed amendments to its Marketplace Rules requiring, except in limited circumstances, shareholder approval for new share compensation arrangements in which directors, officers, employees or consultants are eligible to participate or material amendments to existing share compensation arrangements. These proposed amendments are subject to approval by the United States Securities and Exchange Commission (the “SEC”). The Company believes that TSX’s disinterested shareholder approval threshold would exceed Nasdaq’s proposed amendments to its shareholder approval requirements.

In order to pass, the Equity Incentive Plan Resolution requires disinterested shareholder approval.

Equity Incentive Plan Resolution

At the Meeting, the shareholders of the Company will be asked to approve the Equity Incentive Plan Resolution, the text of which is as follows:

     “RESOLVED AS AN ORDINARY RESOLUTION THAT:

1.	the amendment to Section 5.1 of the Equity Incentive Plan, deleting the reference to “15,000,000 Shares” and replacing it with a reference to “20,000,000 Shares” is hereby consented to and approved;

2.	the amendment to Section 3.2 of the Plan, deleting the reference to “1,000,000 Shares” and replacing it with a reference to “2,000,000 Shares” is hereby consented to and approved; and

3.	the board of directors of the Company is hereby authorized to implement the Equity Incentive Plan as so amended.”

The Equity Incentive Plan Resolution is an ordinary resolution under the YBCA and, in order to be considered approved as an ordinary resolution, requires the affirmative vote of a majority of the votes cast at the Meeting. In order to be effective under the rules and policies of TSX, the Equity Incentive Plan Resolution also requires disinterested shareholder approval.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

Other than as disclosed below or elsewhere in this Management Proxy Circular, no insider and no associate or affiliate of any such insider, has any material interest, direct or indirect, in any material transaction since the commencement of the Company’s last financial year or in any proposed transaction, which, in either case has materially affected or will materially affect the Company other than as set out below.

The Company is a party to cost sharing agreements with other companies in which Robert M. Friedland has a material direct or indirect beneficial interest. Through these agreements, the Company shares office space, furnishings, equipment and communications facilities in Vancouver, Singapore and London and an aircraft on a cost recovery basis. The Company also shares the costs of employing administrative and non-executive management personnel in these offices. During the year ended December 31, 2002, the Company’s share of these costs was US$1,200,000. The companies with which the Company is a party to the cost sharing agreements, and Mr. Friedland’s ownership interest in each of them, are as follows:

R.M. Friedland
Company Name	Ownership Interest

Ivanhoe Mines Ltd.	44.63%
Ivanhoe Capital Corporation	100.00%
African Minerals Ltd.	54.58%

EXECUTIVE COMPENSATION

In accordance with the requirements of applicable securities legislation in Canada, the following executive compensation disclosure is provided in respect of the Company’s President and Chief Executive Officer as at December 31, 2002, and each of the Company’s four most highly compensated executive officers (“Named Executive Officers”) whose annual compensation exceeded Cdn$100,000 in the year ended December 31, 2002. During the year ended December 31, 2002, the aggregate compensation paid to all executive officers of the Company whose annual compensation exceeded Cdn$40,000 was US$1,074,957.

Summary Compensation Table

The following table sets forth a summary of all compensation paid during the years ending December 31, 2000, 2001 and 2002 to each of the Named Executive Officers.

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long Term Compensation

						Awards		Payouts

						Securities
						Under	Restricted
						Options/	Shares or
				Other		SARs	Restricted
Name and		Salary	Bonus	Annual		Granted	Share	LTIP	All Other
Principal Position	Year	$US	$US	Compensation		(#)	Units	Payouts	Compensation

E. Leon Daniel	2002	266,500	—	243	(6)	—	—	—	5,415	(7)
President & Chief	2001	150,000	—	170	(6)	—	—	—	—
Executive Officer(1)	2000	200,000	22,000	—		500,000	—	—	—

Patrick Chua	2002	182,970	—	5,083	(6)	60,000	—	—	—
Executive Vice	2001	180,000	—	12,794	(6)	—	—	—	—
President(2)	2000	180,000	—	4,711	(6)	—	—	—	1,530

John O’Keefe	2002	219,845	—	4,537	(6)	75,000	—	—	7,200	(7)
Executive Vice President	2001	174,955	—	3,659	(6)	250,000	—	—	5,250	(7)
Investor Relations & Chief	2000	58,333	—	—		250,000	—	—	—
Financial Officer(3)

David R. Martin	2002	253,167	—	1,077	(6)	—	—	—	7,200	(7)
Chairman(4)	2001	150,000	—	894	(6)	—	—	—	3,000	(7)
	2000	50,000	110,000	—		—	—	—	—

Gerald Moench	2002	152,475	—	3,535	(6)	50,000		—
Executive Vice	2001	150,000	—	3,085	(6)			—
President(5)	2000	150,000	—	3,857	(6)			—

(1)	Mr. Leon Daniel was appointed President and Chief Executive Officer on June 22, 1999, and has been a director of the Company since August 25, 1998.

(2)	Mr. Chua was appointed as an Executive Vice President in June, 1999.

(3)	Mr. O’Keefe has been Executive Vice President Investor Relations and Chief Financial Officer since September, 2000

(4)	Mr. Martin has been Chairman and one of the Company’s directors since August, 1998.

(5)	Mr. Moench was appointed an Executive Vice President in June, 1999.

(6)	Includes premiums paid by us on behalf of the Named Executive Officer for medical, dental and other health insurance coverage.

(7)	Company’s matching contribution to the 401(k) plan, a US defined contribution retirement plan available to US employees.

Options and Stock Appreciation Rights (SARs)

The following Options/SARs were granted to Named Executive Officers in the financial year ended December 31, 2002:

OPTIONS/SAR GRANTS DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR

				Market Value of
		% Total		Securities
		Options/SAR		Underlying
	Securities	Granted to		Options/SARs
	Under	Employees in	(1)Exercise or	on the Date of
	Options/SAR	Financial	Base Price	Grant(1)
Name	Granted (#)	Year	($/Security)	($/Security)	Expiration Date

John O’Keefe	75,000	3.58%	Cdn $3.10	$3.10	May 30, 2007
Patrick Chua	60,000	2.86%	Cdn. $3.10	$3.10	May 30, 2007
Gerald Moench	50,000	2.39%	Cdn. $3.10	$3.10	May 30, 2007

(1)	Equal to or greater than the weighted average price of the Company’s common shares on the TSX for the five trading days preceding the date of grant.

Aggregated Option Exercises

No options were exercised by any of the Named Executive Officers during the financial year ended December 31, 2002.

Indebtedness of Directors, Executive Officers and Senior Officers

There was no indebtedness of any officers, directors, employees and former officers, directors and employees of the Company in connection with the purchase of securities of the Company as at May 5, 2003.

TABLE OF INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS
UNDER SECURITIES PURCHASE PROGRAMS

		Largest		Financially
		Amount	Amount	Assisted
	Involvement	Outstanding	Outstanding	Securities
Name and Principal	of Issuer or	during 2001	as at	Purchased	Security for
Position	Subsidiary	(Cdn$)	March 1, 2002	During 2001	Indebtedness

David R. Martin –					Pledge of 50,000
Chairman	Loan Agreement	$211,438	$212,315	50,000	common shares of the Company

R. Edward Flood –					Pledge of 15,000
Director	Loan Agreement	$63,431	$63,695	15,000	common shares of the Company

Note: The Company loaned Messrs. Martin and Flood $200,000 and $60,000 respectively in January, 2001 to facilitate their exercise of warrants to purchase 50,000 and 15,000 of the Company’s common shares respectively. The loans are secured by a pledge of the 50,000 common shares owned by Mr. Martin and the 15,000 common shares owned by Mr. Flood. In December 2002, the Company determined the loans would not be renewed. Each of the borrowers authorized the Company to acquire the common shares held as security in full payment of their loan amounts and accrued interest whereon the Company cancelled the common shares, effectively returning them to its treasury.

Defined Benefit and Actuarial Plan

The Company does not presently provide a pension plan for its employees.

During 2001 the Company adopted a defined contribution retirement or thrift plan (401(k) Plan) to assist U.S. employees in providing for retirement or other future financial needs. Employees contributions (up to the maximum allowed by U.S. tax laws) are matched by the Company at 60% in 2002 and will increase by 10% per year thereafter until the Company’s matching contribution reaches 100%

Employment Agreements

As at December 31, 2002, the Company was party to employment agreements with Messrs. Leon Daniel and John O’Keefe, two of its Named Executive Officers. The agreement provides for current salary and benefit entitlements. Both contracts allow us to terminate the employee for cause and if this were to happen, the employee has no entitlement to claim any compensation with respect to the termination. Neither contract contains a change of control arrangement. With respect to Mr. Daniel’s contract, the term of employment is for a period of five years, commencing on April 30, 2002, unless terminated in accordance with the provisions of the agreement. His salary for services performed is at a rate of not less than $300,000 per year and he is eligible for a cash bonus and stock bonus each year, as determined by the Compensation Committee. Mr. Daniel’s benefit programs are the same as those applicable to all of the Company’s employees. Either party may terminate the agreement with one year’s notice to the other, however, the Company may terminate Mr. Daniel’s employment at any time without notice by compensating him for the period after termination equivalent to one year’s salary or until the expiration of the employment agreement, whichever is the shorter period of time. With respect to Mr. O’Keefe’s contract, his base salary is $200,000 per year, to be reviewed by the board of directors at least annually. Mr. O’Keefe’s benefit programs are the same as those applicable to all of the Company’s employees. Mr. O’Keefe was granted an initial option to acquire 250,000 common shares of the Company, which vest over 4 years and expire on the 5th anniversary of the date of grant. The Company may terminate Mr. O’Keefe’s employment by delivering to him one year’s written notice during which time the Company would continue to pay his salary and benefits. His initial option of 250,000 common shares would fully vest at the date of termination and he would be entitled to exercise the option within the maximum time permitted by applicable TSX policies. If Mr. O’Keefe terminates his employment he will be entitled to exercise the vested shares, subject to the option, for the maximum time permitted by applicable TSX policies. In the event of Mr. O’Keefe’s death or permanent disability while in the employ of the Company, the remaining shares subject to his initial option would vest and his estate would be entitled to exercise the option, with respect to those shares, within the maximum time permitted by applicable TSX policies.

Composition of Compensation Committee

During the year ended December 31, 2002, the Compensation Committee was comprised of Messrs. Howard Balloch, Ed Flood and David Martin, who, in his capacity as Chairman, is an officer and employee of the Company (refer to “Indebtedness of Directors, Executive Officers and Senior Officers” with respect to Messrs. Martin and Flood).

Directors who were officers or employees of the Company during the financial year ended December 31, 2002, were: Mr. David Martin, Chairman, Mr. Leon Daniel, President and Chief Executive Officer and Mr. John Carver, Director Exploration.

Report on Executive Compensation

The Company’s executive compensation program is administered by the Compensation Committee. The basic philosophy underlying the Company’s executive compensation program is that the interests of the Company’s executive officers should be aligned as closely as possible with the interests of the Company and its shareholders as a whole. Compensation for the Company’s senior executive officers is, accordingly, designed to reflect the following considerations: to provide a strong incentive to management to achieve the Company’s corporate goals each year; to ensure that the interests of management and of the Company’s shareholders are aligned; and to enable us to attract, retain and motivate the quality of people necessary to the Company’s business in the light of competition for qualified personnel. The Company’s approach to compensation for senior executives and other employees is designed to recognize both corporate and individual performance, and the fact that competition for highly skilled employees is intense.

The compensation that the Company pays to its executive officers generally consists of cash, equity and equity incentives. The Company’s compensation policy reflects a belief that an element of total compensation for the Company’s executive officers should be “at risk” in the form of stock options, so as to create a strong incentive to build shareholder value. The Compensation Committee oversees and sets the general guidelines and principles for the compensation packages for senior management. As well, the Compensation Committee assesses the individual performance of the Company’s senior executive officers and makes recommendations to the board of directors. Based on these recommendations, the board of directors makes decisions concerning the nature and scope of the compensation to be paid to the Company’s senior executive officers over and above their base salaries.

The specific relationship of corporate performance to executive compensation under the Company’s executive compensation program is created through equity compensation mechanisms. Incentive stock options, which vest and become exercisable through the passage of time, link the bulk of the Company’s equity-based executive compensation to shareholder return, measured by increases in the market price of the Company’s common shares. The Board of Directors may make discretionary bonus awards of common shares to the Company’s employees, including the Company’s executive officers. Such awards are intended to recognize extraordinary contributions to the achievement of corporate objectives or the fulfillment of defined business development goals and milestones tied to pre-determined equity incentives.

As part of a temporary program to reduce costs and preserve cash, the total cash compensation paid to the Company’s senior management personnel during 2002 was reduced by a minimum of 10%. In lieu of the foregone cash compensation, the Company issued to its senior management personnel common shares on the basis of one common share for each dollar of foregone salary. The Compensation Committee believes that this is consistent with the Company’s basic compensation philosophy that the best interests of shareholders are served by having executive compensation meaningfully tied to corporate performance. It also reflects the Company’s stage of development, the Company’s limited history of earnings and the priority allocation of the Company’s limited financial resources to the development of the Company’s business.

The compensation paid to the Company’s Chief Executive Officer for the fiscal year ended December 31, 2002 was based on the same basic factors and criteria used to determine executive compensation generally. During 2002 the Company’s Chief Executive Officer elected to voluntarily forego approximately 15% of the cash compensation that would otherwise have been payable to him and to receive common shares in lieu of the foregone salary on the basis of one share for each dollar foregone. This increase in the ratio of cash compensation to equity-based compensation reflects his and the Company’s expectation that the contribution and efforts of the Chief Executive Officer will materially affect the extent to which, and how quickly, the Company is successful in developing its business, particularly as it relates to “gas-to-liquids”, and creating shareholder value. The relative risks and rewards inherent in equity-based compensation are intended to be commensurate with the Chief Executive Officer’s contribution and efforts.

The cash compensation payable to the Company’s Chief Executive Officer reflects the Compensation Committee’s views as to what constitutes a fair and reasonable base salary for an executive with his skills, expertise and experience having due regard to the nature and stage of development of the Company’s business and the Company’s ability to pay. In assessing the cash compensation payable to the Chief Executive Officer, the members of the Compensation Committee have drawn upon their extensive resource industry experience but have not based the assessment on rates of cash compensation payable to other chief executive officers in the oil and gas industry. Ongoing consolidation in the Company’s industry is rapidly diminishing the number of peer companies of similar size and development, thereby making meaningful comparisons questionable in assessing and determining either the cash component or the equity component of the Company’s Chief Executive Officer’s compensation.

The Company did not pay a cash bonus to its Chief Executive Officer during 2002. Accordingly, there is no measurable relationship between the Company’s performance, as reflected in the Company’s share price, the Company’s financial results or the development of the Company’s business, and the cash component of the Chief Executive Officer’s compensation insofar as the cash component for 2002 consists solely of base salary. The value of the equity component of the Chief Executive Officer’s compensation is exclusively determined with reference to the

Company’s performance as measured by the appreciation or decline in the market price of the Company’s common shares.

Submitted on behalf of the Compensation Committee:

Mr. R. Edward Flood
Mr. David R. Martin
Mr. Howard R. Balloch

Performance Graph

The following graph compares the cumulative shareholder return on a $100 investment in common shares of the Company to a similar investment in companies comprising the TSX Composite Total Return Index, including dividend reinvestment, for the period from December 31, 1997 to December 31, 2002.

December 31,	1997	1998	1999	2000	2001	2002

Ivanhoe Energy Inc.	$100	$22	$153	$423	$128	$41
TSX Composite Total Return Index	$100	$98	$130	$139	$122	$107

Director Compensation

All unrelated directors receive director fees of $2,000 per month. The Company did not pay any other cash or fixed compensation to its directors for acting as such. The Company reimburses its directors for expenses they reasonably incur in the performance of their duties as directors and they are also eligible to participate in the Company’s Employees’ and Directors’ Equity Incentive Plan. One of the Company’s non-executive directors, John A. Carver, was engaged as a full time employee effective January 1, 2002 and receives a salary in his capacity as an employee.

CORPORATE GOVERNANCE

The rules and policies of the TSX require corporations listed on the TSX to disclose their corporate governance practices with reference to a series of guidelines adopted by the TSX for effective corporate governance (the “TSX Guidelines”).

Recent Developments

Canadian securities regulators and the TSX are currently engaged in a review of corporate governance standards applicable to Canadian public companies. In April 2002, the TSX published for public comment proposed changes to its corporate governance standards. Following the enactment in the United States of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the TSX initiated a review of its proposed standards in light of new U.S. legislation. While the review continues, TSX-listed companies have been advised by the TSX to disclose their corporate governance practices against the current TSX Guidelines, although they may, at their discretion, provide additional disclosure with reference to the proposed amendments. The Canadian Securities Administrators have also undertaken a review of corporate governance requirements. The Ontario Securities Act has been amended effective April 7, 2003, granting rule-making authority to the Ontario Securities Commission with respect to the functioning and responsibilities of audit committees and certain other corporate governance matters. The form of such rules has not yet been released.

Although new TSX corporate governance listing standards (the “Proposed TSX Listing Standards”) and certain amendments to the TSX Guidelines respecting corporate governance (the “Proposed TSX Amendments”) have not yet advanced past the proposal stage, the Company has begun the process of conforming its governance standards to those being proposed.

The Company has recently undertaken a comprehensive review of its corporate governance practices in light of the developing TSX standards as well as evolving best practice standards for corporate governance in Canada and the U.S. Consequently, the Board has recently:

i.	approved and adopted a new mandate for the Board;

ii.	appointed a Nominating and Corporate Governance Committee consisting exclusively of outside and unrelated directors (as such terms are defined in the TSX Guidelines and Proposed TSX Amendments);

iii.	determined to incrementally change the composition of all committees of the Board of Directors, to consist solely of outside unrelated directors, such change to be made as and when additional outside unrelated directors are elected or appointed to the Board;

iv.	commissioned each of the Company’s board committees, being the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, to formalize their mandates in charters for approval by the Board;

v.	formalized the Company’s existing management committee responsible for disclosure matters as the Company’s Disclosure Committee, with the mandate to oversee the Company’s disclosure practices; and

vi.	determined to adopt a formal Code of Business Conduct and Ethics and for the Company that governs the behavior of directors, officers and employees.

The Company’s common shares are quoted on Nasdaq and the Company is subject to applicable provisions of U.S. securities laws and regulations relating to corporate governance, which have recently been the subject of sweeping changes. The Sarbanes-Oxley Act was enacted on July 30, 2002 and, both as part of the Sarbanes-Oxley Act and independently, the SEC has proposed or enacted a number of new regulations relating to corporate governance standards for listed companies. In addition, Nasdaq has proposed numerous reforms (the “Nasdaq Proposals”) that revise the corporate governance standards for Nasdaq-listed companies.

The majority of the new U.S. corporate governance requirements are not yet effective but will come into effect in the near future. The Nasdaq Proposals are subject to a public comment period before approval by the SEC and implementation by Nasdaq. The SEC has indicated that the Nasdaq Proposals will be approved by the SEC by December 1, 2003 and will come into effect for U.S. issuers by October 31, 2004. The SEC has required that foreign private issuers, such as the Company, comply with the new corporate governance standards by July 31, 2005.

These standards include requirements that a listed company have:

•	a board comprised of a majority of independent directors;

•	a minimum three-member audit committee comprised solely of independent directors;

•	an audit committee charter that specifies certain specific audit committee responsibilities and authority, including, among other things:

•	the pre-approval of all audit services and permissible non-audit services; and

•	the sole authority to appoint, determine funding for and oversee the outside auditors;

•	independent director approval of the compensation of the chief executive officer and other officers, either by an independent compensation committee or a majority of independent directors; and

•	independent director approval of the nomination of directors, either by an independent nominating committee or a majority of independent directors.

“Independence” for the purposes of the requirement that a board be comprised of a majority of independent directors, as well as for the requirement that board committees be comprised of independent directors, is defined under the Sarbanes-Oxley Act and the Nasdaq Proposals differently from, and may be more onerous than, the definition of “unrelated director” under the TSX Guidelines and the Proposed TSX Amendments, described below. In addition, there is a heightened independence requirement for members of the audit committee under the Sarbanes-Oxley Act and the Nasdaq Proposals.

Under the Sarbanes-Oxley Act, the Company will be required to disclose whether it has a “financial expert” serving on its audit committee in its annual report for the fiscal year ending December 31, 2003. An audit committee member’s status as a “financial expert” must be determined by the board according to specified SEC guidelines. The Company must further disclose in its annual report for the fiscal year ending December 31, 2003 whether it has adopted a code of ethics for senior financial officers. The Nasdaq Proposals include a requirement that the code of ethics extend to all officers, directors and employees of a listed company.

The Company intends to fully comply with all of the corporate governance requirements of the Sarbanes-Oxley Act and the Nasdaq Proposals, as well as any new requirements that may be implemented by the Canadian Securities Regulators or the TSX, by the date of their effectiveness or earlier.

Board Composition

The TSX Guidelines recommend that a majority of the directors of a corporation be “unrelated” directors. An “unrelated” director is a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director’s ability to act with a view to the best interests of the corporation, other than interests and relationships arising from shareholding.

The Proposed TSX Amendments provide that an unrelated director is an outside director (being a director that is not a member of management) who is free from any interest and any business, family or other relationship which could reasonably be perceived to materially interfere with the director’s ability to act with a view to the best interests of the corporation other than interests and relationships arising solely from shareholdings in the corporation; and who (a) is not currently, or has not been within the last three years, an officer, employee of or material service provider to the corporation or any of its material subsidiaries or affiliates; and (b) is not an officer, employee or controlling shareholder of an entity that has a material business relationship with the corporation.

A total of seven persons have been nominated for election as directors at the Meeting. Applying the definitions in both the TSX Guidelines and the Proposed TSX Amendments, the Board has determined that, if all such nominees are elected, the Board will consist of two unrelated directors in Edward Flood and Howard Balloch and five related directors in David Martin, Leon Daniel, John Carver, Robert Friedland and Shun-ichi Shimizu.

The TSX Guidelines provide that if an issuer has a significant shareholder, which the TSX Guidelines define as “a shareholder with the ability to exercise a majority of the votes for the election of the Board of Directors”, in addition to a majority of unrelated directors, the Board should include a number of directors who do not have interests in or relationships with either the Company or the significant shareholder and which fairly reflects the investment in the Company by shareholders other than the significant shareholder. The Company does not have a “significant shareholder”, as defined in the TSX Guidelines.

The Board has directed the Nominating and Corporate Governance Committee to examine the size and composition of the Board and to recommend adjustments to ensure that the Board has a balanced representation among management, unrelated directors and the Company’s major shareholder, and is of a size that facilitates effective decision-making, given the Company’s stage of development and the size and complexity of its business. The Board seeks to achieve a greater representation of unrelated directors and has determined to continue to seek, through its Nominating and Corporate Governance Committee, additional qualified candidates to augment its experience and expertise and to enhance the Company’s ability to effectively develop its business interests.

Mandate of the Board

Under the Business Corporations Act (Yukon), the directors of the Company are required to manage the Company’s business and affairs, and in doing so to act honestly and in good faith with a view to the best interests of the Company. In addition, each director must exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

The Board of Directors is responsible for supervising the conduct of the Company’s affairs and the management of its business. The Board’s mandate includes setting long term goals and objectives for the Company, to formulate the plans and strategies necessary to achieve those objectives and to supervise senior management in their implementation. Although the Board delegates the responsibility for managing the day to day affairs of the Company to senior management personnel, the Board retains a supervisory role in respect of, and ultimate responsibility for, all matters relating to the Company and its business.

The Board’s mandate requires that the Board be satisfied that the Company’s senior management will manage the affairs of the Company in the best interest of the shareholders, in accordance with the Company’s principles, and that the arrangements made for the management of the Company’s business and affairs are consistent with their duty described above. The Board is responsible for protecting shareholder interests and ensuring that the incentives of the shareholders and of management are aligned. The obligation of the Board must be performed continuously, and not merely from time to time, and in times of crisis or emergency the Board may have to assume a more direct role in managing the affairs of the Company.

In discharging this responsibility, the Board’s mandate provides that the Board oversees and monitors significant corporate plans and strategic initiatives. The Board’s strategic planning process includes annual and quarterly budget reviews and approvals, and discussions with management relating to strategic and budgetary issues. At least one Board meeting per year is to be devoted to a comprehensive review of strategic corporate plans proposed by management.

As part of its ongoing review of business operations, at each Board meeting the Board reviews the principal risks inherent in the Company’s business, including financial risks, through periodic reports from management of such risks, and assesses the systems established to manage those risks. Directly and through the Audit Committee, the Board also assesses the integrity of internal financial control and management information systems.

In addition to those matters that must, by law, be approved by the Board, the Board is required under its mandate to approve annual operating and capital budgets, any material dispositions, acquisitions and investments outside of the ordinary course of business or not provided for in the approved budgets, long-term strategy, organizational development plans and the appointment of senior executive officers. Management is authorized to act, without Board approval, on all ordinary course matters relating to the Company’s business.

The mandate provides that the Board also expects management to provide the directors on a timely basis with information concerning the business and affairs of the Company, including financial and operating information and information concerning industry developments as they occur, all with a view to enabling the Board to discharge its stewardship obligations effectively. The Board expects management to efficiently implement its strategic plans for the Company, to keep the Board fully apprised of its progress in doing so and to be fully accountable to the Board in respect to all matters for which it has been assigned responsibility.

The Board has instructed management to maintain procedures to monitor and promptly address shareholder concerns and has directed and will continue to direct management to apprise the Board of any major concerns expressed by shareholders.

Each Committee of the Board is empowered to engage external advisors as it sees fit. Any individual director is entitled to engage an outsider advisor at the expense of the Company provided such director has obtained the approval of the Nominating and Corporate Governance Committee to do so.

Meetings of the Board

The Board has mandated regular annual and quarterly meetings. In addition, the Board meets on an ad hoc basis as required, generally by means of telephone conferencing facilities. Management also communicates informally with members of the Board on a regular basis, and solicits the advice of the Board members on matters falling within their special knowledge or experience.

Board Committees

The Company has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

     Audit Committee

The mandate of the Audit Committee is to oversee the Company’s financial reporting obligations, systems and disclosure, including monitoring the integrity of the Company’s financial statements, monitoring the independence and performance of the Company’s external auditors and acting as a liaison between the Board and the Company’s auditors. The activities of the Audit Committee typically include reviewing interim financial statements and annual financial statements, ensuring that internal controls over accounting and financial systems are maintained and that accurate financial information is disseminated to shareholders, reviewing the results of internal and external audits and any change in accounting procedures or policies, and evaluating the performance of the Company’s auditors. The Audit Committee communicates directly with the Company’s external auditors in order to discuss audit and related matters whenever appropriate.

The Audit Committee currently consists of Messrs. Flood, Balloch and Shimizu. The TSX Guidelines provide for audit committees to consist solely of outside directors. Both of Messrs. Flood and Balloch are outside directors. Based on its analysis of Mr. Shimizu’s anticipated role in the implementation of the Company’s “gas-to-liquids” project strategy, the Board has determined not to treat Mr. Shimizu as an outside director. Therefore, pending the recruitment of a new outside director to take Mr. Shimizu’s place on the Audit Committee, the Audit Committee will not consist solely of outside directors. However, a majority of the directors on the Audit Committee are unrelated outside directors, as contemplated by the Proposed TSX Listing Standards and the Proposed TSX Amendments.

     Compensation Committee

The role of the Compensation Committee is primarily to review the adequacy and form of compensation of senior management and the directors with such compensation realistically reflecting the responsibilities and risks of such positions, to administer the Company’s Employees’ and Directors’ Equity Incentive Plan, to determine the recipients of, and the nature and size of share compensation awards granted from time to time and to determine the remuneration of executive officers and to determine any bonuses to be awarded.

The members of the Compensation Committee are Messrs. Balloch and Flood, both of whom are unrelated directors. Effective May 14, 2003, Mr. Martin, a related director, resigned from the committee to ensure that it consisted solely of unrelated directors in order to align with the Proposed TSX Amendments. The Board has determined to add an additional outside unrelated director to the Compensation Committee at such time as he or she is elected or appointed to the Board.

     Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board with respect to developments in the area of corporate governance and the practices of the Board. Consistent with the Proposed TSX Guidelines, the Nominating and Corporate Governance Committee has expressly assumed responsibility for developing the Company’s approach to governance issues. The Committee is also responsible for reporting to the Board with respect to appropriate candidates for nominations to the Board, for overseeing the execution of an assessment process appropriate for the Board and its committees for evaluating the performance and effectiveness of the Board.

The Nominating and Corporate Governance Committee of the Board currently consists of Messrs. Flood and Balloch. Mr. Balloch is chairman of the committee. Both members of the committee are outside unrelated directors.

Alignment with the TSX Guidelines

The Company’s statement of corporate governance practices is set out in Schedule “A” to this Management Proxy Circular. In addition to indicating how the Company’s governance practices align with the existing TSX Guidelines, the statement describes those governance practices with reference to the Proposed TSX Listing Standards and the Proposed TSX Amendments.

OTHER BUSINESS

Management of the Company is not aware of any matter to come before the Meeting other than the matters referred to in the Notice of Meeting.

DIRECTORS’ APPROVAL

The contents of this Management Proxy Circular and its distribution to shareholders have been approved by the Board of Directors of the Company.

DATED at Vancouver, British Columbia as of the 14th day of May, 2003.

BY ORDER OF THE BOARD

BEVERLY A. BARTLETT
CORPORATE SECRETARY

SCHEDULE “A”

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Company’s Statement of Corporate Governance Practices is set out below. In addition to indicating how the Company’s governance practices align with the TSX Guidelines, the statement describes those governance practices with reference to the Proposed TSX Listing Standards and the Proposed TSX Amendments.

Does the
Company
TSX Corporate Governance Guideline			Align?	Comments

1.		Mandate of the Board

	The board of directors of every corporation should explicitly assume responsibility for stewardship of the corporation.		Yes	The Board of Directors has assumed responsibility for the stewardship of the Company and has adopted a formal mandate (as described above) setting out its stewardship responsibilities, as contemplated by the Proposed TSX Amendments.

As part of the overall stewardship responsibility, the Board should assume responsibility for the following matters:

	(a)	adoption of a strategic planning process;	Yes	In May, 2003, the Board adopted a strategic planning process which involves, among other things, the following:

(i) at least one meeting per year will be devoted substantially to review of strategic plans that are proposed by management;

(ii) meetings of the Board, at least quarterly, to discuss strategic planning issues;

(iii) the Board reviews and assists management in forming short and long term objectives of the Company on an ongoing basis;

(iv) the Board also maintains oversight of management’s strategic planning initiatives through annual and quarterly budget reviews and approvals. The strategic planning process adopted by the Board takes into account, among other things, the opportunities and risks of the business.

	(b)	the identification of the principal risks of the corporation’s business and ensuring the implementation of appropriate systems to	Yes	In order to ensure that the principal business risks borne by the Company are identified and appropriately managed, the Board receives periodic reports from management of the Company’s assessment and

Does the
Company
TSX Corporate Governance Guideline		Align?	Comments

	manage these risks;		management of such risks. In conjunction with its review of operations which takes place at each Board meeting, the Board considers risk issues and approves corporate policies addressing the management of the risk of the Company’s business.

(c)	succession planning, including appointing, training and monitoring senior management;	Yes	The Board takes ultimate responsibility for the appointment and monitoring of the Company’s senior management. The Board approves the appointment of senior management and reviews their performance on an ongoing basis.

(d)	a communication policy for the corporation;	Yes	The Company has a disclosure policy addressing, among other things, how the Company interacts with analysts and the public, and contains measures for the Company to avoid selective disclosure. Effective May 14, 2003, the Company has established a Disclosure Committee responsible for overseeing the Company’s disclosure practices. This committee consists of the Chairman, the Chief Executive Officer, the Chief Financial Officer, the Corporate Secretary and senior Corporate Communications and Investor Relations Department personnel, and receives advice from the Company’s outside legal counsel. The Disclosure Committee will establish benchmarks for a preliminary assessment of materiality and determines when developments justify public disclosure. The committee will review the disclosure policy annually and as otherwise needed to ensure compliance with regulatory requirements. The Board reviews and approves the Company’s material disclosure documents, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and management proxy circular. The Company’s annual and quarterly financial reports, (including Management’s Discussion and Analysis) and other financial disclosure is reviewed by the Audit Committee and recommended to the Board prior to its release.

(e)	the integrity of the corporation’s internal control and management information systems	Yes	The Audit Committee has the responsibility to monitor and assess the integrity of the Company’s internal controls and management information systems, review

Does the
Company
TSX Corporate Governance Guideline		Align?	Comments

them with management and the Company’s external auditors, and report to the Board with respect thereto.

2.	Composition of the Board

	The board of directors of every corporation should be constituted with a majority of individuals who qualify as unrelated directors.	No	At the date of this Circular, two of the seven members of the Board of Directors are “unrelated”, both as that term is defined in the existing TSX Guidelines and as it is defined in the Proposed TSX Amendments. Accordingly, at least two directors are unrelated, as contemplated by the Proposed TSX Listing Standards. The Board is not, however, presently constituted with a majority of individuals who qualify as unrelated directors.

The definitions are as follows:
(TSX Guidelines)

- a director who is independent of management and is free from any interest and any business or other relationship which could, or reasonably be perceived to, materially interfere with the directors ability to act with a view to the best interest of the company, other than interests and relationships arising from shareholding.
(Proposed TSX Amendments)

- an outside director who is not a member of management and is free from any interest and any business, family or other relationship which could reasonably be perceived to materially interfere with the director’s ability to act with a view to the best interests of the issuer, other than interests and relationships arising solely from holdings in the issuer; and who

(i) is not currently, or has not been within the last three years, an officer, employee of or material service provider to the issuer or any of its subsidiaries or affiliates; and

(ii) is not an officer, employee or controlling shareholder of an entity that has a material business relationship with the issuer.

A “related director” is a director who is not an unrelated director or is a member of management.

Does the
Company
TSX Corporate Governance Guideline	Align?	Comments

The Board seeks to achieve a greater representation of unrelated directors and has determined to continue to seek, through its Nominating and Corporate Governance Committee, additional qualified candidates to augment its experience and expertise and to enhance the Company’s ability to effectively develop its business interests. In so doing, the Nominating and Corporate Governance Committee will seek candidates that meet all Canadian, U.S. and other standards of independence that are applicable to the Company.

If the corporation has a significant shareholder, in addition to a majority of unrelated directors, the board should include a number of directors who do not have interests in or relationships with either the corporation or the significant shareholder and which fairly reflects the investment in the corporation by shareholders other than the significant shareholder.	Not Applicable	The TSX Guidelines define “significant shareholder” to mean a shareholder with the ability to exercise a majority of the votes for the election of the board of directors. The Company does not have a “significant shareholder” as so defined.

Disclose for each director whether he or she is related, and how that conclusion was reached.		Messrs. Martin, Daniel, Friedland, Shimizu and Carver are considered to be related directors. Messrs. Martin, Carver and Daniel are related directors in their capacity as members of the Company’s senior management. Mr. Friedland, although not a member of the Company’s management team, works closely with management personnel on matters relating to the implementation of the Company’s corporate strategy, financing, evaluation of corporate opportunities and investor relations. Mr. Friedland does not participate in the day to day management of the Company’s affairs but is consulted regularly by the Company’s management personnel in respect of key management decisions. Insofar as Mr. Friedland is not a member of the Company’s senior management, but is regularly consulted by management personnel as described above, as such, the Company considers Mr. Friedland to be a related director. Mr. Shimizu, although not currently an active member of the Company’s senior management team, is the managing director of a consulting company that provides ongoing consulting services to the Company

Does the
Company
TSX Corporate Governance Guideline	Align?	Comments

for which the consulting company receives a monthly retainer from the Company. Mr. Shimizu is also expected to take an active role as managing director of the Company’s new Japanese subsidiary, as part of the development and implementation of the Company’s “gas-to-liquids” project strategy. As such, the Company considers Mr. Shimizu to be a related director.

Messrs. Flood and Balloch are considered to be unrelated directors, both as defined in the TSX Guidelines and in the proposed TSX Amendments, as set forth above. The Board has determined that they are not members of and independent from management, and are free from any interest and any business, family or other relationship which could, or could reasonably be perceived to, materially interfere with their ability to act with a view to the best interests of the Company, other than interests and relationships arising solely from shareholdings in the Company, and who are not currently and have not been within the last three years, officers, employees or material service providers to the Company or any of its subsidiaries or affiliates, or officers, employees or controlling shareholders of an entity that has a material business relationship with the Company. In coming to such determination, the Board considered the following:

- with respect to Mr. Flood, the Board has considered his position as a director, senior officer and member of management of Ivanhoe Mines Ltd. and other companies in which Mr. Robert Friedland, a related director and major shareholder of the Company, also acts as a director, officer and major shareholder. The Board has noted that, as discussed under item 2 above, Mr. Friedland does not participate in the day to day management of the Company’s affairs (although he is consulted regularly by management personnel in respect of key management decisions). The Board also noted, however, that Mr. Flood has no business, family or other relationship with senior management of the Company. Having regard to all of the circumstances, the Board has determined that Mr. Flood is independent from management of the Company and that his business relationship with Mr. Friedland is not of such a nature as

Does the
Company
TSX Corporate Governance Guideline		Align?	Comments

to materially interfere with his ability to act with a view to the best interests of the Company.

4.	Nominating/Corporate Governance Committee

	The board of directors of every corporation should appoint a committee of directors composed exclusively of outside (i.e. non-management) directors, with the responsibility of proposing to the full board new nominees to the board and for assessing directors on an ongoing basis.	Yes	The Board has appointed a Nominating and Corporate Governance Committee, effective May 14 , 2003, consisting of Messrs. Flood and Balloch, both of whom are outside unrelated directors, both as defined in the TSX Guidelines and in the proposed TSX Amendments. Mr. Balloch has been appointed as Chairman of the committee. In keeping with the Company’s plans to reconstitute all committees of the Board as described under item 9 below, the Board has determined to appoint an additional outside unrelated director to the Nominating and Corporate Governance Committee at such time as he or she is elected or appointed to the Board. The full Board will determine, in light of the opportunities and risks facing the Company, what competencies, skills and personal qualities it should seek in new Board members in order to add value to the Company. Based on this framework, the Nominating and Corporate Governance Committee has responsibility for proposing to the full Board new nominees to the Board, and for assessing directors on an ongoing basis.
5.	Board Assessment

	Every board of directors should implement a process to be carried out by the nominating committee or other appropriate committee for assessing the effectiveness of the board, as a whole, the committees of the board and the contribution of individual directors.	Yes	The Nominating and Corporate Governance Committee is charged with the responsibility for developing and recommending to the Board, and overseeing the execution of, a process for assessing the effectiveness of the Board as a whole, the committees of the Board and the contribution of individual directors, on an annual basis. The Nominating and Corporate Governance Committee is currently developing an assessment process appropriate for the Board and each of its committees.

Does the
Company
TSX Corporate Governance Guideline		Align ?	Comments

6.	Orientation and Education

	Every corporation, as an integral element of the process of appointing new directors, should provide an orientation and education program for new recruits to the board.	Yes	The Company takes steps to ensure that prospective directors fully understand the role of the Board and its committees and the contribution individual directors are expected to make, including, in particular the commitment of time and energy that the Company expects of its directors. New directors are provided with a comprehensive information package, including pertinent corporate documents and a director’s manual containing information on the duties, responsibilities and liabilities of directors. New directors are also briefed by management as to the status of the Company’s business. Directors are provided with the opportunity to make site visits to the Company’s properties.

Management and outside advisors provide information and education sessions to the Board and its committees on a continuing basis as necessary to keep the directors up-to-date with the Company, its business and the environment in which it operates as well as with developments in the responsibilities of directors, as contemplated by the Proposed TSX Amendments.

Does the
Company
TSX Corporate Governance Guideline		Align?	Comments

7.	Size and Composition of the Board

	Every board of directors should examine its size and undertake, where appropriate, a program to establish a board size which facilitates effective decision-making.	Yes	The Board has directed the Nominating and Corporate Governance Committee to examine the size and composition of the Board and to recommend adjustments to ensure that the Board has a balanced representation among management, unrelated directors and the Company’s major shareholder, and is of a size that facilitates effective decision-making, given the Company’s stage of development and the size and complexity of its business. The Board seeks to achieve a greater representation of unrelated directors and has determined to continue to seek, through its Nominating and Corporate Governance Committee, additional qualified candidates to augment its experience and expertise and to enhance the Company’s ability to effectively develop its business interests.

8.	Compensation

	The board of directors should review the adequacy and form of compensation of directors and ensure the compensation realistically reflects the responsibilities and risk involved in being an effective director.	Yes	The Company’s unrelated directors receive director’s fees of $2,000 per month but the Company does not pay any other cash or fixed compensation to its directors for acting in such capacity. Directors of the Company are compensated primarily through the grant of stock options.

The Board acts through its Compensation Committee to review the adequacy and form of compensation of the directors and ensure that such compensation realistically reflects the responsibilities and risk involved in being an effective director. The members of the Compensation Committee are Messrs. Balloch and Flood, both of whom are unrelated directors. Effective May 14, 2003, Mr. Martin, a related director, resigned from the committee to ensure that it consisted

Does the
Company
TSX Corporate Governance Guideline		Align?	Comments

solely of unrelated directors in order to align with the Proposed TSX Amendments. The Board has determined to add an additional outside unrelated director to the Compensation Committee at such time as he or she is elected or appointed to the Board.

9.	Composition of Committees

	Committees of the board of directors should generally be composed of outside (i.e. non-management) directors, the majority of whom are unrelated directors, although some board committees may include one or more inside directors.	Yes (except Audit Committee. See comments to TSX Guideline 13.)	The Board of Directors has established three standing committees of directors (the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Except for the Audit Committee, each committee is composed entirely of outside unrelated directors. The Audit Committee is composed of a majority of outside unrelated directors. The Board has determined to appoint a new outside unrelated director in the place of Mr. Shimizu on the Audit Committee and to add an additional outside independent director to each of the Compensation Committee and the Nominating and Corporate Governance Committee at such time as he or she is elected or appointed to the Board. Once this occurs, all standing committees of the Board will be composed solely of outside unrelated directors.

10.	Governance Committee

	Every board of directors should assume responsibility for, or assign to a committee of directors, the general responsibility for, developing the corporation’s approach to governance issues. This committee would, among other things, be responsible for the corporation’s response to the TSX Guidelines.	Yes	The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board relating to the Company’s approach to corporate governance and the Company’s response to the TSX Guidelines.

11.	Position Descriptions

	The board of directors, together with the CEO, should develop position descriptions for the Board and for the CEO, including the definition of limits to management’s responsibilities.	Yes	The Board of Directors has adopted a formal mandate for the Board, as stated in Item 1, and is developing a formal position description for the CEO. As described under item 7 above, the Board of Directors seeks to achieve a greater representation of unrelated directors and has directed its Nominating and

Does the
Company
TSX Corporate Governance Guideline		Align?	Comments

Corporate Governance Committee, as part of this process, to develop recommendations for structures and procedures that will clearly define the limits to management’s responsibilities. The Board of Directors requires management to obtain the Board of Directors’ approval for all significant decisions, including major financings, acquisitions, dispositions, budgets and capital expenditures. The Board of Directors expects management to keep it aware of the Company’s performance and events affecting the Company’s business, including opportunities in the marketplace and adverse or positive developments. The Board of Directors retains responsibility for any matter that has not been delegated to senior management or to a committee of directors.

	In addition, the board should approve or develop the corporate objectives, which the CEO is responsible for meeting.	Yes	The Board of Directors is developing specific financial and business objectives for the Company, which will be used as a basis for measuring the performance of the CEO.

12.	Procedures to Ensure Independence

Every board of directors should implement structures and procedures which ensure that the board can function independently of management. An appropriate structure would be to (i) appoint a chair of the board who is not a member of management with responsibility to ensure the board discharges its responsibilities or (ii) assign this responsibility to an outside director, sometimes referred to as the “lead director”. The chair or lead director should ensure that the board carries out its responsibilities effectively which will involve the board meeting on a regular basis without management present and may involve assigning the responsibility for administering the board’s relationship to management to a committee of the board.	No	Mr. Martin, a related director, currently serves as Chairman of the Board of Directors.

The Board has determined to implement structures and procedures which ensure that it can function independently of management, through the process described in item 11 above. To the extent that the Nominating and Corporate Governance Committee determines that it would not be in the Company’s best interests at this time to cease to have a Chairman of the Board, who, as a member of senior management, has extensive experience and knowledge of the Company’s business, the Board has directed the committee to consider the creation of the position of lead director with specific responsibility for maintaining the independence of the Board and ensuring that the Board carries out its responsibilities as contemplated by the Proposed TSX Amendments.

The Board has also directed the Nominating and Corporate Governance Committee to

Does the
Company
TSX Corporate Governance Guideline		Align?	Comments

develop procedures to permit it to serve as a forum without management being present to receive any expression of concern from a director, including a concern regarding the independence of the Board from management.

Upon the addition of additional unrelated directors, the Board has determined to set aside a portion of each regularly scheduled meeting to discuss any issues without management directors being present. In addition, all committees may meet without management or related directors being present at the request of any directors.

13.	Composition of the Audit Committee

	The audit committee of every board of directors should be composed only of outside directors.	No	The Audit Committee is composed of one inside director in Mr. Shimizu and two outside directors in Messrs. Balloch and Flood. The Company considers Mr. Shimizu to be an inside director as discussed under item 2 above. The Board has determined to appoint a new outside director to the Audit Committee in the place of Mr. Shimizu once an additional outside unrelated director is elected or appointed to the Board. Once this occurs, the Audit Committee will be composed only of outside unrelated directors, as contemplated by the Proposed TSX Listing Standards and the Proposed TSX Amendments.

The Board has determined that all members of the Audit Committee are financially literate, as contemplated by the Proposed TSX Amendments, since each member has the ability to read and understand a balance sheet, an income statement, a cash flow statement and the notes attached thereto.

The Board has determined that at least one member of the Audit Committee has accounting or related financial expertise, as contemplated by the Proposed TSX Amendments, being the ability to analyse and interpret a full set of financial statements, including the notes thereto, in accordance with Canadian generally accepted accounting principles.

Does the
Company
TSX Corporate Governance Guideline	Align?	Comments

The roles and responsibilities of the audit committee should be specifically defined so as to provide appropriate guidance to audit committee members as to their duties	Yes	The mandate of the Audit Committee includes the overseeing of the Company’s financial reporting obligations, systems and disclosure, including monitoring the integrity of the Company’s financial statements, monitoring the independence and performance of the Company’s external auditors and acting as a liaison between the Board and the Company’s auditors. The activities of the Audit Committee include reviewing the Company’s interim financial statements and annual financial statements and Management’s Discussion and Analysis, ensuring that internal controls over accounting and financial systems are maintained and that accurate financial information is disseminated to shareholders, reviewing the results of audits and any change in accounting procedures or policies, and evaluating the performance of the Company’s auditors.

An amended Audit Committee charter is in the process of preparation for the approval of the Board which will codify the existing mandate of the Audit Committee to, and specifically define its relationship with, and expectations of, the external auditors, including the establishment of the independence of the external auditor and the approval of any non-audit mandates of the external auditor; the engagement, evaluation, remuneration and termination of the external auditor; its relationship with, and expectations of, the internal auditor function and its oversight of internal control; and the disclosure of financial and related information. The Board will review and reassess the adequacy of the Audit Committee charter on an annual basis, all as contemplated by the Proposed TSX Listing Standards and the Proposed TSX Amendments.

The audit committee should have direct communication channels with the internal and the external auditors to discuss and review specific issues as appropriate	Yes	The Audit Committee has regular access to the Chief Financial Officer of the Company. The external auditors regularly attend all meetings of the Audit Committee. At each meeting of the Audit Committee, a portion of the meeting is set aside to discuss matters with the external auditors without management being present. In addition, the Audit Committee has the authority to call a

Does the
Company
TSX Corporate Governance Guideline		Align?	Comments

meeting with the external auditors without management being present, at the committee’s discretion.

	Audit Committee duties should include oversight responsibility for management reporting on internal control. While it is management’s responsibility to design and implement an effective system of internal control, it is the responsibility of the Audit Committee to ensure that management has done so.	Yes	The Audit Committee oversees management reporting on the Company’s internal controls and annually reviews management’s system of internal control to ensure that it is effective.

15.	External Advisors

	The board of directors should implement a system which enables individual directors to engage an outside advisor, at the expense of the company in appropriate circumstances. The engagement of the outside advisor should be subject to the approval of an appropriate committee of the board.	Yes	Each committee is empowered to engage external advisors as it sees fit. Any individual director is entitled to engage an outside advisor at the expense of the Company provided that such director has obtained the approval of the Nominating and Corporate Governance Committee to do so.